AMENDED AND RESTATED EMPLOYMENT AGREEMENT


               THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into this 4th day of December, 1995, effective as of the 28th day of June, 1995, by and between Lone Star Hospitality Corp. (hereinafter referred to as "Employer"), a Delaware corporation having its principal place of business at 3131 Turtle Creek Blvd., Dallas, Texas, and Steve Solomon (hereinafter referred to as "Employee").

                                      RECITALS:

               1. Employer desires to employ Employee as its President and Chief Executive Officer.

               2. Employee desires to be employed by Employer in such capacity.

               3. The parties to this Agreement wish to reduce to writing their prior oral understanding and agreement as to employment and compensation of Employee.

               NOW, THEREFORE, in consideration of the representations, warranties and mutual promises hereinafter set forth, it is agreed as follows:

               1. Employment. Employer hereby employs Employee and Employee hereby accepts employment in an executive capacity with Employer in Dallas, Texas, and agrees, upon election by the Board of Director of Employer, to serve as President and Chief Executive Officer of the Employer subject to the terms and conditions herein set forth.

               2.   Term  of Employment.    Subject to  the provisions  for
          termination as hereinafter provided, the term of this Agreement (the "Term") shall commence on the 1st day of June, 1995, and shall terminate on May 31, 2000. After May 31, 2000, the parties may extend this Agreement for additional periods of time and at such compensation as is mutually agreed upon by the parties from time to time upon the execution of a mutually agreed written Extension Agreement prior to the end of the Term or any extension thereof Such additional extensions shall be valid until written notice of termination is delivered by either party thirty (30)
          days in advance of  the termination date  of this Agreement.   If
          the parties to this Agreement fail to execute an Extension Agreement, unless otherwise terminated, this Agreement shall be automatically renewed for an additional twelve (12) month period from the expiration of the Term, or from the end of any period covered by any subsequently executed extension, under the same terms and conditions applicable at the end of the Term, or as may be amended in writing, and shall automatically renew in such manner each year thereafter.
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               3.   Duties.   Employee is  hereby employed pursuant  to the
          terms of this Agreement, as President and Chief Executive Officer of Employer and shall perform the duties assigned to such positions in the Bylaws of the Employer and such other duties as are customarily performed by a person holding such positions in other similar businesses or enterprises as that engaged in by Employer, and to additionally perform such other duties and
          assignments  relating  to  the   business  of  the  Employer  and
          consistent  with  the office  of  President  and Chief  Executive
          Officer as the  Board of Directors of  Employer so directs.   The
          duties of Employee may be changed from time to time by the mutual consent of Employee and Employer without resulting in a recision of this Agreement.

               4. Other Employment. Employee shall devote his entire productive time, knowledge, skill, ability, energies, and attention solely and exclusively to the business of Employer during the Term of this Agreement and any extension thereof. Employee shall not engage in any other employment activity during such time. This restriction shall not prevent Employee from engaging in other business or investment activities so long as such activities do not require the personal services of Employee.

               5.   Compensation.     As  compensation   for  all  services
          rendered by Employee under this Agreement, Employer shall pay Employee as follows:

                    (a) Base Salary. Employee shall receive a base salary of the following monthly amounts which shall be payable on the last business day of each month, beginning June 30, 1995:

                              Period                 Monthly Salary

                         June 1, 1995-May 31, 1996             $10,000
                         June 1, 1996-May 31, 1997             $11,000
                         June 1, 1997-May 31, 1998             $12,000
                         June 1, 1998-May 31, 1999             $12,000
                         June 1, 1999-May 31, 2000             $12,000

                    (b)  [Reserved]

                    (c)  [Reserved]

                    (d) Discretionary Bonus. Employee may receive other bonuses or other extraordinary compensation as determined in the discretion of the Board of Directors of Employer. Such bonuses shall be paid at such times and in such amounts as the Board of Directors may determine.

                    (e) Postponement of Payment. Employee agrees to defer the base salary to which Employee is entitled for a period not to exceed twelve months from the date such installment of base salary is due (the "Deferral Period") until the
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               earlier of  the date Employer (i) has a  positive cash flow, including  general  and  administrative  expenses  and  debt
               service  requirements  or  (ii) has  raised   $1,000,000  in
               capital (including  both debt  and equity) or,  (iii) or has
               received  value   of  at   least  $1,000,000  of   value  in
               acquisition or  merger  for stock  of  Employer.   Also,  in
               addition, upon Employer raising an additional $1,000,000 in capital or receipt of value of $1,000,000, as aforesaid, Employee shall be entitled to a bonus of $100,000. Payments of salary deferred or postponed under this paragraph shall not bear interest.

                    (f)  Withholding for  Taxes.   All payments under  this
               Agreement shall be subject to federal withholding and other applicable taxes.

               6.   Incentive Stock Options.

                    (a) Upon execution of this Agreement, Employee shall be granted an option to acquire 1,000,000 shares of the common stock ($0.04 par value) of Employer (prior to one-for-five reverse stock split). The exercise price of such option shall be $0.07 per share (representing more than 110% of the fair market value of such shares as of the date hereof). Subject to any restrictions necessary to qualify the plan described below under Section 422 of the Internal Revenue Code of 1986, such options shall be exercisable immediately and shall remain exercisable for a period of at least five years. All such shares shall be subject to adjustment pursuant to any stock split, reverse stock split, reclassification or similar change in share structure. Employer does not warrant any tax benefits or advantages to Employee in respect to such option.

                    (b) As soon as practicable, Employer shall adopt an incentive stock option plan in compliance with Section 422 of the Internal Revenue Code of 1986. The options granted to Employee under paragraph (a) shall be granted under such plan. The exercise price of any options granted hereunder or under the incentive stock option plan may be paid either in cash or by the delivery to Employer of a number of shares previously issued to Employee which have a fair market value equal to the exercise price of the options Employee seeks to exercise at that time.

               7.   Automobile Allowance.   Employer shall pay  Employee an
          automobile allowance of $950.00 per month, payable on the last business day of each month. Employee shall, at his own cost and expense, procure an automobile for use in Employer's business. Employee shall further procure and maintain in force an automobile liability policy covering such automobile with Employer as the named insured in the minimum amount of $1,000,000 for bodily injury or death in one accident, $1,000,000 for bodily injury or death to one person in one accident and $100,000 for property damage in one accident. Employee shall deliver to Employer a true copy of such automobile liability insurance policy. Employee shall further, at his own cost and expenses, maintain such automobile in proper operating condition. In lieu of such allowance, Employer may provide an automobile satisfactory to Employee and pay the insurance and maintenance costs thereof; provided, however, that if Employee has acquired an automobile for use in the Employer's business, the Employer may not substitute the provision of an automobile except upon twelve months' notice.

               8.   Employee Benefits.

                    (a) In addition to any key man insurance maintained by Employer for its benefit, Employer shall purchase and pay the premiums on a life insurance policy covering Employee in the amount of at least $1,000,000. Employee shall have the sole right to designate one or more beneficiaries under such policy. The current one-year term cost of such policy shall be included in Employee's income to the extent required by law.

                    (b) Employer shall continue the salary of Employee for a period of 180 days if Employee is not able to perform his duties as a result of personal injury, disability or illness. Employer shall maintain a disability income policy which shall commence payment of benefits to Employee beginning not later than the 181st day of his disability at a rate equal to at least 60% of his compensation for the twelve-month period immediately preceding the illness, injury or other event causing disability (including any deferred or postponed payments). The cost of such insurance shall be included in the income of Employee.

                    (c) Employer shall include Employee and his dependents under Employer's current major medical benefit plan at no cost to Employee.

                    (d) Employee shall be entitled to participate in any employee benefit plans or agreements maintained or adopted in the future by Employer relating to retirement, health, disability, dental, group term life insurance, paid holidays, and other related benefits offered to employees generally by Employer.

               9. Vacation. Employee shall be entitled each year to three weeks vacation for each calendar year, during which time his compensation shall be paid in full. If Employee is for any reason unable to take such vacation, the compensation which would have been paid to him during such vacation shall be carried forward from year-to-year and paid to Employee upon termination of his employment in addition to any other severance pay to which he shall be entitled.

               10. Working Facilities. Employee shall be furnished with a private office at Employer's principal executive office (at which he shall be stationed). Employee shall also be provided stenographic help and such other facilities and services, suitable to his position and adequate for the performance of his duties.

               11. Business Expenses. Employer shall pay all costs and expenses incurred by Employee in the performance of his duties hereunder. Employer shall reimburse Employee for any such costs or expenses paid by him promptly upon the submission of receipts or other verification.

               12. Termination. This Agreement shall not be terminated prior to the expiration of its Term or any extension thereof except upon the mutual consent of the parties hereto, or in the event of the death or permanent total disability of the Employee, or for due cause, upon the good faith determination by the Board of Directors of the Company that "due cause" exists for the termination of the employment relationship. As used herein, the term "due cause" shall mean any of the following events:

                           (i) any intentional misapplication by Employee of the Company's funds, or any other act of dishonesty injurious to the Company committed by Employee; or

                          (ii)     Employee's   conviction   of   a   crime
                    involving moral turpitude, or

                         (iii) Employee's breach, non-performance or non-observance in any material respect of a material term of this Agreement, including his duties and obligations as an employee, if such breach, non-performance or non-observance shall continue beyond a period of five (5) business days immediately after notice thereof by the Company to Employee; or

                          (iv)     any   other   action  by   the  Employee
                    involving willful and deliberate malfeasance or gross negligence in the performance of Employee's duties.

                    For purposes  of this agreement, disability  shall mean
               such physical, mental or emotional disability of Employee as defined in the disability insurance policy purchased by Employer under Section 8(b) hereof which renders Employee unable to perform his duties for a period of six (6) consecutive months. Any other termination of the Agreement shall be in breach hereof and shall not prejudice any other remedy to which the non-terminating party may be entitled to either at law, in equity or under this Agreement.

               13.  Severance Payments.

                    (a) If this Agreement is terminated due to the death or disability of Employee, no severance payments shall be due to Employee.

                    (b)  [Reserved]

                    (c) If Employee's employment is terminated by Employer otherwise than due to one of the reasons specified in
               Section 12, Employee shall be entitled to a severance payment equal to the greater of (i) the remaining payments which would have been made during the Term of this Agreement or any extension thereof, discounted to present value using an interest rate of six percent (6.0%) or (ii) an amount determined by multiplying his base salary for the most recently completed full month of employment by 24. Such amount shall be paid in a lump sum within 30 days after the effective date of his termination of employment.

                    (d) In addition to the foregoing amounts, Employee shall be entitled upon termination of employment for whatever cause to any unpaid salary, bonus and vacation pay. Such amounts shall be paid in a lump sum within 30 days after the effective date of his termination of employment. Any options to purchase shares which would be exercisable during the Term of this Agreement or any extension thereof shall become fully exercisable upon the termination of this Agreement.

               14. Waiver of Breach. The waiver by Employer of a breach of any provision of this Agreement by Employee shall not operate or be construed as a wavier of any subsequent breach by Employee.

               15. Legal Construction and Severability. If any one or more of the provisions contained in this Agreement shall for any man be held invalid, illegal, unenforceable in any respect, under present or future law, such provision shall be fully severable and such invalid, illegal, or unenforceable provision shall not affect any other provision of this Agreement. In such event this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement and the remaining provisions of this Agreement shall continue in M force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or its severance from this Agreement. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement, a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

               16. Assignment. This Agreement is not assignable by Employee without the prior written consent of Employer, and is not assignable by Employer except with the consent of Employee and then only to a partnership, corporation, or other entity which shall purchase substantially all of its assets or shall be its legal successor pursuant to any merger, consolidation, or other action permitted by law. Subject to the qualification in the preceding sentence, the rights and obligations of Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Employer.

               17. Governing Law; Venue. This Agreement shall be construed under and in accordance with the laws of the State of Texas. In the event that any legal proceedings are instituted concerning the interpretation or enforcement of this Agreement, exclusive venue over such proceedings shall be vested in courts sitting in Dallas County, Texas.

               18. Attorneys' Fees and Costs. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs, and necessary disbursements in addition to any other relief to which he may be entitled.

               19. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing, and sent by registered or certified mail to his residence in the case of Employee, or to its principal office in the case of Employer.

               20. Entire Agreement. This Agreement constitutes the sole and only agreement of the parties hereto and supersedes any prior understanding or written or oral agreement between the parties respecting the within subject matter. This Agreement may not be changed or-ally, but only by an agreement in writing signed by both parties hereto.

               IN WITNESS WHEREOF, the parties hereto have executed this amended and restated agreement as of this 4th day of December, 1995.


                                   LONESTAR HOSPITALITY CORP.


                                   By:
                                   Title:

                                   EMPLOYEE:



                                   Steven B. Solomon
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